Execution Copy

                      AGREEMENT AND PLAN OF REORGANIZATION

                                      Among

                         LOUIS DREYFUS NATURAL GAS CORP.

                                       and

                             LDNG ACQUISITION, INC.

                                       and

                          AMERICAN EXPLORATION COMPANY
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                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----

ARTICLE I DEFINITIONS.......................................................1
      1.1   Defined Terms...................................................1
      1.2   References and Titles...........................................8

ARTICLE II THE MERGER.......................................................9
      2.1   The Merger......................................................9
      2.2   Effect of the Merger............................................9
      2.3   Governing Instruments, Directors and Officers of the
            Surviving Corporation ..........................................9
      2.4   Effect on Securities...........................................10
      2.5   Exchange of Certificates.......................................13
      2.6   Closing........................................................16
      2.7   Effective Time of the Merger...................................16
      2.8   Taking of Necessary Action; Further Action.....................16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ALPHA........................17
      3.1   Organization...................................................17
      3.2   Other Entities.................................................17
      3.3   Authority and Enforceability...................................17
      3.4   No Violations..................................................18
      3.5   Consents and Approvals.........................................18
      3.6   SEC Documents..................................................18
      3.7   Financial Statements...........................................19
      3.8   Capital Structure..............................................19
      3.9   Absence of Certain Changes or Events...........................20
      3.10  Compliance with Laws, Material Agreements and Permits..........20
      3.11  Governmental Regulation........................................21
      3.12  Litigation.....................................................21
      3.13  No Restrictions................................................21
      3.14  Taxes..........................................................22
      3.15  Employee Benefit Plans.........................................22
      3.16  Environmental Matters..........................................23
      3.17  Brokers........................................................24
      3.18  Vote Required..................................................24
      3.19  Amendment to Alpha Rights Agreement............................25
      3.20  Opinion of Financial Advisor...................................25
      3.21  Affiliate Transactions.........................................25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LIMA AND MERGER SUB...........26
      4.1   Organization...................................................26
      4.2   Other Entities.................................................26


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

      4.3   Authority and Enforceability...................................26
      4.4   No Violations..................................................27
      4.5   Consents and Approvals.........................................27
      4.6   SEC Documents..................................................28
      4.7   Financial Statements...........................................28
      4.8   Capital Structure..............................................28
      4.9   Absence of Certain Changes or Events...........................29
      4.10  Compliance with Laws, Material Agreements and Permits..........29
      4.11  Governmental Regulation........................................30
      4.12  Litigation.....................................................30
      4.13  No Restrictions................................................30
      4.14  Taxes..........................................................30
      4.15  Employee Benefit Plans.........................................31
      4.16  Environmental Matters..........................................32
      4.17  Interim Operations of Merger Sub...............................33
      4.18  Brokers........................................................33
      4.19  Opinion of Financial Advisor...................................33
      4.20  Certain Lima Gas Contracts.....................................33
      4.21  Affiliate Transactions.........................................33

ARTICLE V COVENANTS........................................................34
      5.1   Conduct of Business Pending Closing............................34
      5.2   Access to Assets, Personnel and Information....................37
      5.3   No Solicitation by Alpha.......................................38
      5.4   Alpha Stockholders Meeting.....................................39
      5.5   Lima Stockholders Meeting......................................40
      5.6   Registration Statement and Proxy Statement/Prospectus..........40
      5.7   Stock Exchange Listing.........................................42
      5.8   Additional Arrangements........................................42
      5.9   Agreements of Affiliates.......................................42
      5.10  Public Announcements...........................................43
      5.11  Notification of Certain Matters................................43
      5.12  Payment of Expenses............................................43
      5.13  Indemnification................................................43
      5.14  Alpha Employees................................................45
      5.15  Board of Directors of Lima Following Effective Time............45
      5.16  Employee Agreements............................................46
      5.17  Tax-Free Reorganization........................................46
      5.18  Alpha Rights Plan..............................................46
      5.19  Restructuring of Reorganization................................46

ARTICLE VI CONDITIONS......................................................47
      6.1   Conditions to Each Party's Obligation to Effect the Merger.....47
      6.2   Conditions to Obligations of Lima and Merger Sub...............48


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      6.3   Conditions to Obligation of Alpha..............................49

ARTICLE VII TERMINATION....................................................49
      7.1   Termination Rights.............................................49
      7.2   Effect of Termination..........................................51
      7.3   Termination Fees and Expenses..................................51

ARTICLE VIII MISCELLANEOUS.................................................54
      8.1   Nonsurvival of Representations and Warranties..................54
      8.2   Amendment......................................................54
      8.3   Notices........................................................54
      8.4   Counterparts...................................................55
      8.5   Entire Agreement; No Third Party Beneficiaries.................55
      8.6   Applicable Law.................................................55
      8.7   No Remedy in Certain Circumstances.............................55
      8.8   Assignment.....................................................55
      8.9   Waivers........................................................56
      8.10  Confidentiality Agreement......................................56


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                      AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of the _____ day of _______________, 1997, by and among LOUIS DREYFUS NATURAL GAS CORP., an Oklahoma corporation ("Lima"), LDNG ACQUISITION, INC., an Oklahoma corporation ("Merger Sub"), and AMERICAN EXPLORATION COMPANY, a Delaware corporation ("Alpha").

                                    RECITALS

      A. The board of directors of each of Lima and Alpha has determined that it is in the best interests of Lima and Alpha, and their respective stockholders, to approve the strategic alliance of Lima and Alpha by means of the merger of Alpha with and into Merger Sub upon the terms and subject to the conditions set forth in this Agreement.

      B. For federal income tax purposes, it is intended that such merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and it is intended that this Agreement constitute a plan of reorganization for purposes of Section 368(a).

      C. Lima, Merger Sub, and Alpha desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger.

      D. Louis Dreyfus Natural Gas Holdings Corp. ("Shareholder") which owns and is entitled to vote 20,000,000 shares, constituting approximately 72% of Lima's outstanding common stock on the date of this Agreement, in order to induce Alpha to enter this Agreement has agreed to vote such shares in favor of this Agreement and the Merger and matters related thereto requiring approval of the stockholders of Lima.

            NOW, THEREFORE, for and in consideration of the recitals and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

      "Additional Termination Fee" has the meaning specified in Section 7.3(a).

      "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

      "Agreement" means this Agreement and Plan of Reorganization, as amended, supplemented or modified from time to time.

      "Alpha" means American Exploration Company, a Delaware corporation.

      "Alpha Certificate" means a certificate representing shares of Alpha Common Stock or Alpha Preferred Stock, as the case may be.

      "Alpha Common Stock" means the common stock, par value $.05 per share, of Alpha.

      "Alpha Companies" means Alpha and each of the other entities specifically listed in the Alpha Disclosure Schedule as a subsidiary of Alpha.

      "Alpha Depositary Shares" means the outstanding depositary shares of Alpha each representing a 1/200 interest in a share of Alpha Preferred Stock.

      "Alpha Disclosure Schedule" means the disclosure schedule delivered by Alpha to Lima on or before the date of this agreement arranged in paragraphs corresponding to the numbered and lettered paragraphs in Article III.

      "Alpha 11% Senior Subordinated Notes" means those certain 11% Senior Subordinated Notes due 2004 of Alpha.

      "Alpha Employee Agreements" has the meaning specified in Section 5.16.

      "Alpha Employee Benefit Plans" has the meaning specified in Section
3.15(a).

      "Alpha Financial Statements" means the audited and unaudited consolidated financial statements of Alpha and its subsidiaries (including the related notes) included (or incorporated by reference) in Alpha's Annual Report on Form 10-K for the year ended December 31, 1996, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, in each case as filed with the SEC, and any other financial statements of Alpha and its subsidiaries relating to subsequent periods filed with the SEC.

      "Alpha Material Agreement(s)" means any written or oral agreement, contract, commitment or understanding to which any of the Alpha Companies is a party, by which any of the Alpha Companies is directly or indirectly bound, or to which any asset of any of the Alpha Companies may be subject, involving total value or consideration in excess of $1,000,000.


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      "Alpha Meeting" means the meeting of the stockholders of Alpha called for the purpose of voting on this Agreement and the Merger.

      "Alpha Permits" has the meaning specified in Section 3.10.

      "Alpha Preferred Stock" means the $450 Cumulative Convertible Preferred Stock, Series C, par value $1.00 per share, of Alpha.

      "Alpha Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of any of the Alpha Companies.

      "Alpha Restricted Shares" means shares of restricted stock granted pursuant to the Alpha Stock Compensation Plans.

      "Alpha Restricted Units" means a "Restricted Unit" as defined in the Alpha Phantom Stock Plan.

      "Alpha Rights" has the meaning specified in Section 3.19.

      "Alpha Rights Agreement" means the Rights Agreement dated as of September 28, 1993 between Alpha and Society National Bank (as amended and supplemented) as filed or incorporated by reference in the Alpha SEC Documents.

      "Alpha SEC Documents" has the meaning specified in Section 3.6.

      "Alpha Stock Compensation Plans" means the 1983 Stock Compensation Plan, as amended, of Alpha, the 1994 Stock Compensation Plan, as amended, of Alpha, the Alpha Amended and Restated 1983 Stock Option Plan of Hershey Oil Corporation, and the Alpha Amended and Restated 1988 Stock Option Plan of Hershey Oil Corporation.

      "Alpha Stock Option" means an option (issued and outstanding on the date hereof and immediately prior to the Effective Time) to acquire shares of Alpha Common Stock granted pursuant to the Alpha Stock Compensation Plans.

      "Alpha Warrants" means the Prudential Warrants and Institutional Warrants.

      "Alternative Transaction" has the meaning specified in Section 7.3(b).

      "Bank Credit Agreement" means the Amended and Restated Credit Agreement, dated as of December 21, 1994, between Alpha, as borrower, the banks listed therein, as lenders, and Morgan Guaranty Trust Company of New York, as agent (as amended and supplemented) as filed or incorporated by reference in the Alpha SEC Documents.


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      "Cash-Out Amount" has the meaning specified in Section 2.4(b)(iv).

      "Cash Consideration" means $3.00.

      "Certificates of Merger" means the certificates of merger, prepared and executed in accordance with the applicable provisions of the DGCL and the OGCA, as the case may be, filed with the Secretaries of State of Delaware and Oklahoma to effect the consummation of the Merger.

      "Closing" means the closing of the Merger.

      "Closing Date" means the date on which the Closing occurs, which date shall be the first business day following the day on which both the Alpha Meeting and the Lima Meeting have been held (or such later date as is agreed upon by the parties).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Competing Proposal" has the meaning specified in Section 5.3(b).

      "Confidentiality Agreement" means the agreement dated May 5, 1997 between Alpha and Lima relating to Alpha's furnishing of information to Lima and Lima's furnishing of information to Alpha in connection with Lima's and Alpha's evaluation of the possibility of the Merger.

      "Conversion Number" means 0.72.

      "DGCL" means the Delaware General Corporation Law.

      "Deposit Agreement" means that certain deposit agreement dated December 10, 1993 between Alpha and Harris Trust and Savings Bank relating to the Alpha Depositary Shares.

      "Dissenting Stockholder(s)" means holder(s) of Alpha Common Stock who have validly perfected appraisal rights under Section 262 of the DGCL.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Effective Time" has the meaning specified in Section 2.7.

      "Environmental Law" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time applicable to Alpha's or to Lima's, as the case may be, operations relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land;


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

(b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, or operation or reclamation of oil and gas operations or mines.

      "Exchange Agent" means Chase Mellon Shareholder Services, L.L.C., which shall serve as transfer agent for shares of Lima Common Stock, Lima Preferred Stock and Lima Depositary Shares, or such other agent as may be duly appointed from time to time by Lima.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Exchange Fund" has the meaning specified in Section 2.5(a).

      "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

      "Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Alpha Companies, Lima or Merger Sub or any of their respective properties or assets.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyl in any form or condition; or (g) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof.

      "Initial Termination Fee" has the meaning specified in Section 7.3(a).

      "Institutional Warrants" means those certain warrants to purchase Alpha Common Stock issued to certain institutional investors in connection with the issuance of the Alpha 11% Senior Subordinated Notes.

       "Lien" means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.


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

      "Lima" means Louis Dreyfus Natural Gas Corp., an Oklahoma corporation.

      "Lima Certificate" means a certificate representing shares of Lima Common Stock or Lima Preferred Stock, as the case may be.

      "Lima Common Stock" means the common stock, par value $.01 per share, of Lima.

      "Lima Companies" means Lima and each of the other entities specifically listed in the Lima Disclosure Schedule as a subsidiary of Lima.

      "Lima Depositary Shares" means the depositary shares of Lima to be issued in exchange for Alpha Depositary Shares as provided herein each to represent a 1/200 interest in a share of Lima Preferred Stock.

      "Lima Disclosure Schedule" means the disclosure schedule delivered by Lima to Alpha on or before the date of this agreement arranged in paragraphs corresponding to the numbered and lettered paragraphs in Article IV.

      "Lima Employee Benefit Plans" has the meaning specified in Section
4.15(a).

      "Lima Financial Statements" means the audited and unaudited consolidated financial statements of Lima and its subsidiaries (including the related notes) included (or incorporated by reference) in Lima's Annual Report on Form 10-K for the year ended December 31, 1996, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, in each case as filed with the SEC, and any other financial statements of Lima and its subsidiaries relating to subsequent periods filed with the SEC.

      "Lima Material Agreement(s)" means any written or oral agreement, contract, commitment or understanding to which any of the Lima Companies is a party, by which any of the Lima Companies is directly or indirectly bound or to which any asset of any of the Lima Companies may be subject, involving total value or consideration in excess of $3,000,000.

      "Lima Meeting" means the meeting of the stockholders of Lima called for the purpose of voting on this Agreement and the Merger.

      "Lima Permits" has the meaning specified in Section 4.10.

      "Lima Preferred Stock" means the series of preferred stock, par value $.01 per share, of Lima to be established on or prior to the Effective Time having substantially the same rights, preferences, powers and privileges as the Alpha Preferred Stock, all as set forth in Exhibit "1.1" attached hereto or, if the vote required by Section 3.18(b) is not received but the vote required by
Section 3.18(a) is received, a series of preferred stock of the Surviving Corporation having equivalent terms, including rights to convert into Lima Common Stock and cash as provided in Exhibit "1.1".


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

      "Lima Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of the Lima Companies.

      "Lima SEC Documents" has the meaning specified in Section 4.6.

      "Lima Stock Option Plan" means the Stock Option Plan of Lima, as amended.

      "Market Price" means the average of the per share closing sales prices of the Lima Common Stock on the NYSE (as reported by The Wall Street Journal, or if not so reported, by another authoritative source) over the 10 trading days immediately preceding the Closing Date.

      "Material Adverse Effect" means (a) when used with respect to Alpha, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of the Alpha Companies (taken as a whole) or the aggregate value of their assets, would materially impair the ability of the Alpha Companies (taken as a whole) to own, hold, develop and operate their assets, or would materially impair Alpha's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and (b) when used with respect to Lima, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of the Lima Companies (taken as a whole) or the aggregate value of their assets, would materially impair the ability of the Lima Companies (taken as a whole) to own, hold, develop and operate their assets, or would materially impair Lima's or Merger Sub's ability to perform its respective obligations hereunder or consummate the transactions contemplated hereby.

      "Merger" has the meaning specified in Section 2.1.

      "Merger Sub" means LDNG Acquisition, Inc., an Oklahoma corporation and a wholly-owned subsidiary of Lima.

      "Merger Sub Common Stock" means the common stock, par value $.01 per share, of Merger Sub.

      "NYSE" means The New York Stock Exchange, Inc.

      "OGCA" means the Oklahoma General Corporation Act.

      "Person" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.


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

      "Proxy Statement/Prospectus" means a joint proxy statement in definitive form relating to the Alpha Meeting and the Lima Meeting, which proxy statement will be included as a prospectus in the Registration Statement.

      "Prudential Warrants" means those certain warrants to purchase Alpha Common Stock issued in September 1992 to Prudential Insurance Company of America.

      "Registration Statement" means the Registration Statement on Form S-4 to be filed by Lima in connection with the issuance of Lima Common Stock, Lima Preferred Stock and Lima Depositary Shares pursuant to the Merger.

      "Responsible Officer" means, with respect to any corporation, the Chief Executive Officer, President or any Vice President of such corporation.

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Superior Proposal" has the meaning specified in Section 5.3(b).

      "Surviving Corporation" has the meaning specified in Section 2.2.

      "Tax Returns" has the meaning specified in Section 3.14(a).

      "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental or Native American tribal subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

      "Third-Party Consent" means the consent or approval of any Person other than Alpha, Lima or any Governmental Authority.

      1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The


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

words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this Subsection," and words of similar import, refer only to the Article, Section or Subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

      As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" of the representing party shall mean that Responsible Officers of such representing party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.

                                   ARTICLE II

                                   THE MERGER

      2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Alpha shall be merged with and into Merger Sub in accordance with the provisions of this Agreement. Such merger is referred to herein as the "Merger."

      2.2 Effect of the Merger. Upon the effectiveness of the Merger, the separate existence of Alpha shall cease and Merger Sub, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Oklahoma. The Merger shall have the effects specified in this Agreement and the DGCL and the OGCA.

      2.3 Governing Instruments, Directors and Officers of the Surviving Corporation.

            (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable law; provided, however, that
      Article I thereof shall be amended and restated to read in its entirety as follows: "Article I: The name of the corporation is American Exploration Company."

            (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

            (c) The directors and officers of Merger Sub at the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with


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

      the certificate of incorporation and by-laws of the Surviving Corporation and applicable law.

      2.4 Effect on Securities.

            (a) Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and continue as one share of capital stock of the Surviving Corporation and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.

            (b)   Alpha Securities.

                  (i) Alpha Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.5(e)), each share of Alpha Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Alpha Common Stock held by Dissenting Stockholders) shall be converted into the right to receive (A) shares of validly issued, fully paid and nonassessable Lima Common Stock, with each such share of Alpha Common Stock being converted into the fraction of a share of Lima Common Stock equal to the Conversion Number; and (B) cash in the amount of the Cash Consideration. Each share of Alpha Common Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Lima Common Stock to be issued in exchange therefor and the Cash Consideration (along with any cash in lieu of fractional shares of Lima Common Stock as provided in Section 2.5(e)) and any unpaid dividends and distributions with respect to such shares of Lima Common Stock as provided in Section 2.5(c), without interest, upon the surrender of such certificate in accordance with Section 2.5.

                  (ii) Alpha Treasury Stock. At the Effective Time, by virtue of the Merger, any and all shares of Alpha Common Stock that are issued and held as treasury stock shall be canceled and retired and shall cease to exist, and no shares of Lima Common Stock, Cash Consideration or other consideration shall be paid or payable in exchange therefor.

                  (iii) Alpha Preferred Stock and Depositary Shares. At the
            Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Alpha Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) validly issued, fully paid and nonassessable share of Lima Preferred Stock.


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

            Thereafter, in accordance with the Deposit Agreement, the Alpha Depositary Shares will represent rights with respect to the Lima Preferred Stock and any required action to issue Lima Depositary Shares in exchange for Alpha Depositary Shares shall be promptly taken. Each share of Alpha Preferred Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Lima Preferred Stock to be issued in exchange therefore and any unpaid dividends and distributions with respect of such shares of Lima Preferred Stock as provided in Section 2.5(c), without interest, upon surrender of such certificate in accordance with Section 2.5. The portion of the cumulative quarterly dividend with respect to the Alpha Preferred Stock accrued as of the Effective Time shall be carried to and accumulated with the first cumulative quarterly dividend to become payable with respect to the Lima Preferred Stock after the Effective Time. The holders of the Alpha Depositary Shares shall continue to have the same rights with respect to the Lima Preferred Stock as they had prior to the Effective Time with respect to shares of Alpha Preferred Stock under the terms of the Deposit Agreement.

                  (iv) Alpha Equity Awards. Each Alpha Stock Option (including any Alpha Stock Option granted within six months of the Effective
            Time) shall be or become fully vested prior to or concurrently with the Effective Time and, except as provided in the Alpha Employee Agreements, shall be canceled in accordance with the respective terms of the Alpha Stock Compensation Plans or otherwise by appropriate action by Alpha in consideration for the payment of the Cash-Out Amount to the holder of such Alpha Stock Option as soon as practicable following the Effective Time. For purposes of this Agreement, the "Cash-Out Amount" means (i) in the case of any Alpha Stock Option granted under the Alpha 1983 or 1994 Stock Compensation Plan, the excess, if any, of the Determined Value (as defined in such Plan) over the exercise price of such Alpha Stock Option, multiplied by the number of shares of Alpha Common Stock subject to such Alpha Stock Option, and (ii) in the case of any Alpha Stock Option granted under the Alpha Amended and Restated 1983 or 1988 Stock Option Plan of Hershey Oil Corporation, the excess, if any, of the Effective Time Value over the exercise price of such Alpha Stock Option, multiplied by the number of shares of Alpha Common Stock subject to such Alpha Stock Option. For purposes of this Agreement, the "Effective Time Value" means the sum of (i) the Cash Consideration and (ii) the product determined by multiplying (x) the Conversion Number by (y) the Market Price. The restrictions applicable to each Alpha Restricted Share outstanding under the Alpha Stock Compensation Plans immediately prior to the Effective Time shall lapse as of the Effective Time. Each Alpha Restricted Unit outstanding immediately prior to the Effective Time shall become fully vested immediately prior to or concurrently with the Effective Time, and shall be redeemed as soon as practicable following the Effective Time by payment to the holder thereof of an amount in cash equal to the Effective Time Value less the amount payable per unit by the holder as set forth in Section 3.15 of the Alpha Disclosure Schedule.

                  (v) Alpha Warrants. All Alpha Warrants shall remain
            outstanding following the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of Alpha or any holder of Alpha Warrants, each Alpha Warrant shall be assumed by Lima and shall be exercisable for shares of Lima Common Stock and other consideration, if any, as may be required pursuant to the terms and conditions of such Alpha Warrants.

                  (vi) Alpha 11% Senior Subordinated Notes. All Alpha 11% Senior
            Subordinated Notes shall remain outstanding following the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of Alpha or any holder of Alpha 11% Senior Subordinated Notes, each Alpha 11% Senior Subordinated Note shall be assumed by the Surviving Corporation.

                  (vii) Other Securities. Except as provided in this Section
            2.4(b) or in the Alpha Employee Agreements or as otherwise agreed to by the parties, (A) at the Effective Time, the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Alpha Companies shall become null and void, and (B) the Alpha Companies shall use all reasonable efforts to ensure that, following the Effective Time, no holder of options or rights or any participant in any plan, program or arrangement shall have any right thereunder to acquire any equity securities of the Alpha Companies, Merger Sub, Lima or any direct or indirect subsidiary thereof.

                  (viii) Shares of Dissenting Stockholders. Any issued and
            outstanding shares of Alpha Common Stock held by a Dissenting Stockholder shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL; provided, however, shares of Alpha Common Stock outstanding at the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal as provided in the DGCL, shall be deemed to be converted, as of the Effective Time, into the right to receive the shares of Lima Common Stock and the amount of cash (without interest) specified in Section 2.4(b)(i), in accordance with the procedures specified in Section 2.5(b). Alpha shall give Lima (A) prompt notice of any written demand for appraisal, withdrawal of demand for appraisal and any other instruments served pursuant to the DGCL received by Alpha, and
            (B) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. Alpha will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Lima, settle or offer to settle any such demands.

      2.5 Exchange of Certificates.

            (a) Exchange Fund. Immediately prior to the Effective Time, Lima shall deposit with the Exchange Agent, for the benefit of the holders of shares of Alpha Common Stock and Alpha Preferred Stock and for exchange in accordance with this Agreement, certificates representing the shares of Lima Common Stock and Lima Preferred Stock to be issued, and funds necessary to pay the Cash Consideration, in exchange for shares of Alpha Common Stock pursuant to Section 2.4(b)(i) and the Alpha Preferred Stock pursuant to Section 2.4(b)(iii). Such shares of Lima Common Stock and Lima Preferred Stock, together with any dividends or distributions with respect thereto (as provided in Section 2.5(c)) and such funds, are referred to herein as the "Exchange Fund." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Lima Common Stock and Lima Preferred Stock and the Cash Consideration to be issued or paid pursuant to Sections 2.4(b)(i) and 2.4(b)(iii) out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Lima Common Stock and Lima Preferred Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

            (b) Exchange Procedures.

                  (i) As soon as reasonably practicable after the Effective
            Time, Lima shall cause the Exchange Agent to mail to each holder of record of an Alpha Certificate that, immediately prior to the Effective Time, represented shares of Alpha Common Stock or Alpha Preferred Stock, which was converted into the right to receive Lima Common Stock and Cash Consideration pursuant to Section 2.4(b)(i) or Lima Preferred Stock pursuant to Section 2.4(b)(iii), as applicable, a letter of transmittal to be used to effect the exchange of such Alpha Certificate for an applicable Lima Certificate (and cash in lieu of fractional shares) and the Cash Consideration, along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any Alpha Certificate shall be effected, and risk of loss and title thereto shall pass, only upon delivery of such Alpha Certificate to the Exchange Agent and shall be in such form and have such other provisions as Lima may reasonably specify.

                  (ii) Upon surrender to the Exchange Agent of an Alpha
            Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an "affiliate" of Alpha for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in Section 5.9, if not theretofore delivered to Lima), (A) the holder of such Alpha Certificate shall be entitled to receive in exchange therefor a Lima Certificate representing the number of whole shares of Lima Common Stock and Cash Consideration that such holder has the right to receive pursuant to Section 2.4(b)(i) or the number of shares of Lima Preferred Stock that such holder has the right to receive pursuant to Section 2.4(b)(iii), any cash in lieu of fractional shares of Lima Common Stock as provided in Section 2.5(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (after giving effect to any required withholding of taxes); and (B) the Alpha Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Cash Consideration, cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Alpha Certificates.

                  (iii) In the event of a transfer of ownership of Alpha Common
            Stock or Alpha Preferred Stock that is not registered in the transfer records of Alpha, a Lima Certificate representing the appropriate number of shares of Lima Common Stock or shares of Lima Preferred Stock and the appropriate Cash Consideration, if any (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive), may be issued or paid to a transferee if the Alpha Certificate representing such shares of Alpha Common Stock or Alpha Preferred Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  (iv) Until surrendered as contemplated by this Section 2.5(b), each Alpha Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Lima Certificate representing shares of Lima Common Stock and Cash Consideration as provided in Section 2.4(b)(i) or shares of Lima Preferred Stock pursuant to Section 2.4(b)(iii) (in each case, along with any cash in lieu of fractional shares and any unpaid dividends and distributions).

                  (v) The procedure for exchange of Alpha Depositary Shares for
            Lima Depositary Shares shall be governed by the Deposit Agreement.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Lima Common Stock or Lima Preferred Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Alpha Certificate. Subject to the effect of applicable laws, (i) at the time of the surrender of a Alpha Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of Lima Common

      Stock and Lima Preferred Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required with respect thereto); and (ii) at the appropriate payment date, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Lima Common Stock and Lima Preferred Stock that such holder receives (less the amount of any withholding taxes that may be required with respect thereto).

            (d) No Further Ownership Rights. All shares of Lima Common Stock and Lima Preferred Stock issued, and the Cash Consideration paid, upon the surrender for exchange of shares of Alpha Common Stock and Alpha Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.5(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Alpha Common Stock and Alpha Preferred Stock. After the Effective Time, there shall be no further registration of transfers on the Surviving Corporation's stock transfer books of the shares of Alpha Common Stock or Alpha Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, an Alpha Certificate is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged as provided in this Section 2.5.

            (e) Treatment of Fractional Shares. No Lima Certificates or scrip representing fractional shares of Lima Common Stock shall be issued in the Merger and, except as provided in this Section 2.5(e), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Lima. In lieu of any fractional share of Lima Common Stock to which a holder of Alpha Common Stock would otherwise be entitled, such holder, upon surrender of an Alpha Certificate as described in this Section, shall be paid an amount in cash (without interest) determined by multiplying (i) the Market Price by (ii) the fraction of a share of Lima Common Stock to which such holder would otherwise be entitled, in which case Lima shall make available to the Exchange Agent, without regard to any other cash being provided to the Exchange Agent, the amount of cash necessary to make such payments.

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this
      Section 2.5 that remains unclaimed by the former stockholders of Alpha for a period of one year following the Effective Time shall be delivered to Lima, upon demand. Thereafter, any former stockholders of Alpha who have not theretofore complied with the provisions of this Section 2.5 shall look only to Lima for payment of their claim for Lima Common Stock, Lima Preferred Stock, the Cash Consideration, any cash in lieu of fractional shares of Lima Common Stock and any dividends or distributions with respect to Lima Common Stock or Lima Preferred Stock (all without interest).

            (g) No Liability. Neither Lima, Alpha, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any former holder of shares of Alpha Common Stock or Alpha Preferred Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of Alpha Common Stock or Alpha Preferred Stock for a period of three years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Lima, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

            (h) Lost, Stolen, or Destroyed Alpha Certificates. If any Alpha Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Alpha Certificate to be lost, stolen or destroyed and, if required by Lima, the posting by such Person of a bond, in such reasonable amount as Lima may direct, as indemnity against any claim that may be made against it with respect to such Alpha Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Alpha Certificate the shares of Lima Common Stock, Lima Preferred Stock and the Cash Consideration (along with any cash in lieu of fractional shares pursuant to Section 2.5(e), and any unpaid dividends and distributions, if any, pursuant to Section 2.5(c)) deliverable with respect thereto pursuant to this Agreement.

      2.6 Closing. The Closing shall take place on the Closing Date at 10:00 a.m., local time, at the offices of Crowe & Dunlevy, A Professional Corporation, 1800 Mid-America Tower, 20 North Broadway, Oklahoma City, Oklahoma, or at such time and place as is otherwise agreed upon by Lima and Alpha.

      2.7 Effective Time of the Merger. The Merger shall become effective immediately when the Certificates of Merger are accepted for filing by the respective Secretaries of State of Delaware and Oklahoma or at such time thereafter as is provided in the Certificates of Merger (the "Effective Time"). As soon as practicable after the Closing, the Certificates of Merger shall be filed, and the Effective Time shall occur, on the Closing Date; provided, however, that the Certificates of Merger may be filed prior to the Closing Date or prior to the Closing so long as it provides for an effective time that occurs on the Closing Date immediately after the Closing.

      2.8 Taking of Necessary Action; Further Action. Each of Lima, Merger Sub, and Alpha shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL and the OGCA as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Merger Sub or Alpha, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ALPHA

      Except as set forth in the Alpha Disclosure Schedule, Alpha hereby represents and warrants to Lima and Merger Sub as follows:

      3.1 Organization. Each of the Alpha Companies (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except, in each case, where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Alpha). Copies of the certificate or articles of incorporation and by-laws of each of the Alpha Companies have heretofore been delivered to Lima, and such copies are accurate and complete as of the date hereof.

      3.2 Other Entities. Alpha has no direct or indirect equity interest in any corporation, partnership, limited liability company, joint venture, business association or other entity other than the entities included in the Alpha Companies (other than joint venture, joint operating or ownership arrangements entered into in the ordinary course of business or other partnerships that, individually or in the aggregate, are not material to the operations or business of the Alpha Companies, taken as a whole).

      3.3 Authority and Enforceability. Alpha has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of the Merger, subject to the valid approval of this Agreement and the Merger by the stockholders of Alpha) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of the Merger, subject to the valid approval of this Agreement and the Merger by the stockholders of Alpha) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Alpha, including approval by the board of directors of Alpha, and no other corporate proceedings on the part of Alpha are necessary to authorize the execution or delivery of this Agreement or (with respect to consummation of the Merger, subject to the valid approval of this Agreement and the Merger by the stockholders of Alpha) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Alpha and (with respect to the Merger, subject to the valid approval of this Agreement and the Merger by the stockholders of Alpha and assuming that this Agreement constitutes a valid and binding obligation of Lima and Merger Sub) constitutes a valid and binding obligation of Alpha enforceable against Alpha in accordance with its terms.

      3.4 No Violations. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Alpha with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Alpha Companies under, any provision of (a) the certificate or articles of incorporation or by-laws of any of the Alpha Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to any of the Alpha Companies, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Alpha Companies or any of their respective properties or assets, other than (y) in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under the Bank Credit Agreement and (z) in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Alpha.

      3.5 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any of the Alpha Companies in connection with the execution and delivery of this Agreement by Alpha or the consummation by Alpha of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Alpha; (b) the filing of the Certificates of Merger with the respective Secretaries of State of Delaware and Oklahoma pursuant to the provisions of the DGCL and the OGCA; (c) the filing of a pre-merger notification report by Alpha under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement/Prospectus and such reports under
Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (f) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to any of the Alpha Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Alpha, (y) the valid approval of this Agreement and the Merger by the stockholders of Alpha, and (z) any consent, approval or waiver required by the terms of the Bank Credit Agreement.

      3.6 SEC Documents. Alpha has made available to Lima a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Alpha with the SEC since December 31, 1994, and prior to the date of this Agreement (the "Alpha SEC Documents"), which are all the documents (other than preliminary material) that Alpha was required to file with the SEC since such date. As of their respective dates, the Alpha SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Alpha SEC Documents, and none of the Alpha SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.7 Financial Statements. The Alpha Financial Statements were, or will be, prepared in accordance with the applicable published rules and regulations of the SEC with respect thereto and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, or will fairly present, in accordance with such requirements (in the case of the unaudited statements, subject to normal, recurring adjustments which are not expected to be material), the consolidated financial position of Alpha and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Alpha and its subsidiaries for the periods presented therein. There are no material imbalances of production from the oil and gas properties of any of the Alpha Companies whether required to be disclosed pursuant to GAAP or otherwise.

      3.8 Capital Structure.

            (a) The authorized capital stock of Alpha consists of 50,000,000 shares of Alpha Common Stock and 100,000 shares of preferred stock, par value $1.00 per share.

            (b) As of the date hereof, there are issued and outstanding (i) 15,698,870 shares of Alpha Common Stock, (ii) 4,000 shares of Alpha Preferred Stock and 800,000 Alpha Depositary Shares with respect thereto,
      (iii) Alpha Stock Options relating to 1,071,168 shares of Alpha Common Stock, (iv) Prudential Warrants relating to 356,489 shares of Alpha Common Stock at an exercise price on the date of this Agreement of $20.20 per share (subject to future adjustment pursuant to the terms of such warrants), and (v) Institutional Warrants relating to 1,247,837 shares of Alpha Common Stock at an exercise price on the date of this Agreement of $15.01 per share (subject to future adjustment pursuant to the terms of such warrants). No shares of Alpha Common Stock or Alpha Preferred Stock (or Alpha Depositary Shares with respect thereto) are held by Alpha as treasury stock.

            (c) Except as set forth in Section 3.8(b) and as provided in the Alpha Rights Agreement, there are outstanding (i) no shares of capital stock or other voting securities of Alpha, (ii) no securities of Alpha or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Alpha, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Alpha is a party or by which it is bound obligating Alpha to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Alpha (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Alpha) or obligating Alpha to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

            (d) All outstanding shares of Alpha capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

            (e) All outstanding shares of capital stock and other voting securities of each entity (other than Alpha) included in the Alpha Companies are owned, directly or indirectly, by Alpha, free and clear of all Liens, claims and options of any nature. With respect to each entity (other than Alpha) included in the Alpha Companies, there are outstanding
      (i) no securities of any such entity or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of any such entity, and (ii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any of such entities is a party or by which it is bound obligating any of such entities to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of any of such entities (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of any of such entities) or obligating any of such entities to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

            (f) To the best knowledge of Alpha, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of shares of capital stock of Alpha.

      3.9 Absence of Certain Changes or Events. Since March 31, 1997, the Alpha Companies have conducted their business only in the ordinary course of business consistent with past practices and, since such date, there has not been any event (financial or otherwise, whether or not in the ordinary course of business), circumstance or condition (a) that would be reasonably likely to have a Material Adverse Effect; or (b) that would have required the consent of Lima pursuant to Section 5.1 had such event occurred prior to the date of this Agreement (other than changes, including changes in commodity prices, generally affecting the oil and gas industry and changes arising from the announcement of the Merger).

      3.10 Compliance with Laws, Material Agreements and Permits. None of the Alpha Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its certificate or articles of incorporation or by-laws, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any Alpha Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Alpha. Each of the Alpha Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Alpha Permits"), except for Alpha Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Alpha. Each of the Alpha Companies is in compliance with the terms of its Alpha Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Alpha. No investigation or review by any Governmental Authority with respect to any of the Alpha Companies is pending or, to the knowledge of Alpha, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Alpha. To the knowledge of Alpha, no party to any Alpha Material Agreement is in material breach of the terms, provisions and conditions of such Alpha Material Agreement.

      3.11 Governmental Regulation. None of the Alpha Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

      3.12 Litigation. There is no litigation, arbitration, investigation or other proceeding of any Governmental Authority pending or, to the knowledge of Alpha, threatened against any of the Alpha Companies or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Alpha. Alpha has no knowledge of any facts that are likely to give rise to any litigation, arbitration, investigation or other proceeding of any Governmental Authority which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Alpha. No Alpha Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders and any injunction, judgment, order, decree or ruling that, either individually or in the aggregate, would not have a Material Adverse Effect). There is no litigation, proceeding or investigation pending or, to the knowledge of Alpha, threatened against or affecting any of the Alpha Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Alpha in connection with the transactions contemplated hereby. For purposes of this Section 3.12 only, a Material Adverse Effect on Alpha shall not be deemed to occur unless any litigation, arbitration, investigation or other proceeding would result in liabilities of the Alpha Companies in excess of $5 million.

      3.13 No Restrictions. None of the Alpha Companies is a party to (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital,
(b) any financial arrangement with respect to or creating any indebtedness for borrowed money or indebtedness classified as debt under GAAP to any Person (other than indebtedness reflected in the Alpha Financial Statements or indebtedness for borrowed money or indebtedness classified as debt under GAAP incurred in the ordinary course of business), (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business and to wholly-owned subsidiaries), (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than guaranties undertaken in the ordinary course of business and other than the endorsement of negotiable instruments for collection in the ordinary course of business), or
(e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

      3.14 Taxes.

            (a) Each of the Alpha Companies and any affiliated, combined or unitary group of which any such corporation is or was a member has (i) timely filed all material federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Tax Returns") required to be filed by it with respect to any Taxes, and each such Tax Return was true, correct and complete in all material respects,
      (ii) timely paid all material Taxes that are due and payable (except for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with
      GAAP) for which any of the Alpha Companies may be liable, and (iii) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

            (b) No audits or other administrative or court proceedings are presently pending with regard to any Taxes for which any of the Alpha Companies would be liable. There are no pending requests for rulings from any taxing authority, no outstanding subpoenas or requests for information by any taxing authority with respect to any Taxes, no proposed reassessments by any taxing authority of any property owned or leased, and no agreements in effect to extend the time to file any material Tax Return or the period of limitations for the assessment or collection of any material Taxes for which any of the Alpha Companies would be liable.

            (c) Except as set forth in the Alpha SEC Documents, none of the Alpha Companies is a party to, is bound by or has any obligation under any tax sharing or allocation agreement or similar agreement or arrangement.

            (d) There are no material excess loss accounts or deferred intercompany transactions between Alpha and/or any of its subsidiaries within the meaning of Treas. Reg. Section 1.1502-19 or 1.1502-13, respectively.

      3.15 Employee Benefit Plans.

            (a) Section 3.15 to the Alpha Disclosure Schedule includes (i) a list of all of Alpha's material "employee benefit plans," as defined in
      Section 3(3) of ERISA, and all other material severance, termination, change in control, sick leave, vacation pay, salary continuation for disability, consulting, employment, compensation, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs, plans, arrangements or agreements maintained by any of the Alpha Companies or to which any of the Alpha Companies contributes or is obligated to contribute for the benefit of any current or former employee, consultant or director of any of the Alpha Companies, or with respect to which any of the Alpha Companies would incur material liability under
      Section 4069, 4212(c) or 4204 of ERISA (the "Alpha Employee Benefit Plans"); (ii) a true and complete list of all Alpha Stock Options granted pursuant to the Alpha Stock Compensation Plans including names of optionees, grant date, option price and number of shares covered thereby;
      (iii) a list of all outstanding awards, including holders, of Alpha Restricted Shares and Alpha Restricted Units; and (iv) a true and correct list of all severance or change in control payments payable to any employee or group of employees of any of the Alpha Companies payable upon any termination of employment or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the name and amount payable for any officer and the aggregate amount payable to all other employees broken down by department.

            (b) There is no violation of ERISA with respect to the filing of applicable reports, documents and notices regarding any Alpha Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Alpha Employee Benefit Plans that is reasonably likely to have a Material Adverse Effect on the Alpha Companies. With respect to the Alpha Employee Benefit Plans, there exists no condition or set of circumstances in connection with the Alpha Companies that could be expected to result in liability reasonably likely to have a Material Adverse Effect on the Alpha Companies under ERISA, the Code or any applicable law. With respect to the Alpha Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Alpha Companies, which obligations are reasonably likely to have a Material Adverse Effect on the Alpha Companies.

            (c) The Alpha Employee Benefit Plans have been maintained in accordance with their terms and in accordance with all applicable federal and state laws, and none of the Alpha Companies has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code, except where the violation of any such term or law or the occurrence of a prohibited transaction would not be reasonably likely to have a Material Adverse Effect on the Alpha Companies.

      3.16 Environmental Matters. Except for any event, circumstance or condition that would not have a Material Adverse Effect:

            (a) Each of the Alpha Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

            (b) None of the Alpha Companies has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the Alpha Companies is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

            (c) None of the Alpha Companies and no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Alpha Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the Alpha Companies;

            (d) None of the Alpha Companies has any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by any of the Alpha Companies, or (ii) the storage or disposal of any Hazardous Material;

            (e) None of the Alpha Companies has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Alpha Companies;

            (f) There are no sites, locations or operations at which any of the Alpha Companies is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and

            (g) All underground storage tanks and solid waste disposal facilities owned or operated by the Alpha Companies are used and operated in material compliance with Environmental Laws.

      3.17 Brokers. Other than Prudential Securities, Inc., no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Alpha and for which Alpha, Lima, any of the Alpha Companies or Lima Companies will have any obligation or liability. A copy of any agreement between Alpha and Prudential Securities, Inc. relating to this Agreement or the Merger has been provided to Lima.

      3.18 Vote Required. The affirmative vote of (a) the holders of a majority of the outstanding shares of Alpha Common Stock and Alpha Preferred Stock (or Alpha Depositary Shares with respect thereto), voting together as a single class in the manner provided in the certificate of designation relating to the Alpha Preferred Stock filed with the Secretary of State of Delaware and (b) the holders of at least two-thirds of the outstanding shares of Alpha Preferred Stock (or Alpha Depositary Shares with respect thereto), are the only votes of the holders of any class or series of Alpha capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

      3.19 Amendment to Alpha Rights Agreement.

            (a) The Board of Directors of Alpha has taken, or will take, all necessary action to amend the Alpha Rights Agreement so that none of the execution and delivery of this Agreement and the consummation of the Merger or any other transaction contemplated hereby will cause (i) the rights issuable or issued pursuant to the Alpha Rights Agreement (the "Alpha Rights") to become exercisable under the Alpha Rights Agreement,
      (ii) Lima or any of its affiliates to be deemed an "Acquiring Person" (as defined in the Alpha Rights Agreement), (iii) any such event to be deemed a "Triggering Event" (as defined in the Alpha Rights Agreement) or (iv) the "Stock Acquisition Date" (as defined in the Alpha Rights Agreement) to occur upon any such event.

            (b) As of the date of this Agreement, the Alpha Rights have not separated from the Alpha Common Stock and no distribution of Rights Certificates (as defined in the Alpha Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

      3.20 Opinion of Financial Advisor. The Board of Directors of Alpha has received the opinion dated as of the date hereof of Prudential Securities, Inc. addressed to such Board (a copy of which has been provided to Lima for information purposes only) that, as of such date, the Conversion Number and the Cash Consideration are fair from a financial point of view to the holders of Alpha Common Stock.

      3.21 Affiliate Transactions. Other than as disclosed in the Alpha SEC Documents, there are no transactions between Alpha and any of its Affiliates (other than directly or indirectly wholly-owned subsidiaries of Alpha) pending or proposed, except such transactions as are in the ordinary course of business consistent with past practices and that would not be in violation of the restrictions upon transactions with Affiliates set forth in Section 5.1(i) below. There are no agreements pursuant to which any of the Alpha Companies are obligated to indemnify any of the persons described in Section 5.13(a) other than any obligation under the certificate of incorporation or bylaws of any Alpha Company which are not materially broader in scope than the provisions of the certificate of incorporation and bylaws of Alpha as contained in the Alpha SEC Documents.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF LIMA AND MERGER SUB

      Except as set forth in the Lima Disclosure Schedule, Lima hereby represents and warrants to Alpha as follows:

      4.1 Organization. Each of the Lima Companies and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except, in each case, where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Lima). Copies of the Certificate of Incorporation and Bylaws of each of the Lima Companies and Merger Sub have heretofore been delivered to Alpha, and such copies are accurate and complete as of the date hereof.

      4.2 Other Entities. Lima has no direct or indirect equity interest in any corporation, partnership, limited liability company, joint venture, business association or other entity other than the entities included in the Lima Companies (other than joint venture, joint operating or ownership arrangements entered into in the ordinary course of business or other partnerships that, individually or in the aggregate, are not material to the operations or business of the Lima Companies, taken as a whole).

      4.3 Authority and Enforceability. Each of Lima and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of this Agreement and the Merger, subject to the approval by the stockholders of Lima) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of this Agreement and the Merger, subject to the approval by the stockholders of Lima) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Lima and Merger Sub, including approval by the board of directors of Lima and the board of directors and stockholders of Merger Sub, and no other corporate proceedings on the part of Lima or Merger Sub are necessary to authorize the execution or delivery of this Agreement or (with respect to consummation of this Agreement and the Merger, subject to the approval by the stockholders of Lima) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lima and Merger Sub and (with respect to consummation of this Agreement and the Merger, subject to the approval by the stockholders of Lima, and assuming that this Agreement constitutes a valid and binding obligation of Alpha) constitutes a valid and binding obligation of each of Lima and Merger Sub enforceable against each of them in accordance with its terms.

      4.4 No Violations. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Lima and Merger Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Lima Companies, including Merger Sub, under, any provision of (a) the Certificate of Incorporation or Bylaws of any of the Lima Companies, including Merger Sub, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to any of the Lima Companies, including Merger Sub, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
Section 4.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Lima Companies, including Merger Sub, or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Lima.

      4.5 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any of the Lima Companies or Merger Sub in connection with the execution and delivery of this Agreement by Lima and Merger Sub or the consummation by Lima and Merger Sub of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Lima; (b) the filing of the Certificates of Merger with the respective Secretaries of State of Delaware and Oklahoma pursuant to the provisions of the DGCL and the OGCA; (c) the filing of a pre-merger notification report by Lima under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Registration Statement and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) the filing with the NYSE of a listing application relating to the shares of Lima Common Stock and Lima Depositary Shares to be issued pursuant to the Merger and the obtaining from the NYSE of its approvals thereof; (f) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (g) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to any of the Lima Companies, including Merger Sub, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Lima, and (y) the valid approval of this Agreement and the Merger by the stockholders of Lima.

      4.6 SEC Documents. Lima has made available to Alpha a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Lima with the SEC since December 31, 1994, and prior to the date of this Agreement (the "Lima SEC Documents"), which are all the documents (other than preliminary material) that Lima was required to file with the SEC since such date. As of their respective dates, the Lima SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Lima SEC Documents, and none of the Lima SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      4.7 Financial Statements. The Lima Financial Statements were, or will be, prepared in accordance with the applicable published rules and regulations of the SEC with respect thereto and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, or will fairly present, in accordance with such requirements (in the case of the unaudited statements, subject to normal, recurring adjustments which are not expected to be material), the consolidated financial position of Lima and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Lima and its subsidiaries for the periods presented therein. There are no material imbalances of production from the oil and gas properties of any of the Lima Companies whether required to be disclosed pursuant to GAAP or otherwise.

      4.8 Capital Structure.

            (a) The authorized capital stock of Lima consists of 100,000,000 shares of Lima Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of Lima. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.

            (b) As of the date hereof, (i) there are issued and outstanding 27,802,000 shares of Lima Common Stock and no shares of Lima Preferred Stock and (ii) 963,500 shares of Lima Common Stock are issuable upon exercise of outstanding stock options. No shares of Lima Common Stock are held by Lima as treasury stock.

            (c) Except as set forth in Section 4.8(b), there are outstanding (i) no shares of capital stock or other voting securities of Lima, (ii) no securities of Lima or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Lima, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Lima is a party or by which it is bound obligating Lima to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Lima (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Lima) or obligating Lima to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

            (d) All outstanding shares of Lima capital stock are, and (when issued) the shares of Lima Common Stock to be issued pursuant to the Merger and issuable upon conversion of the Lima Preferred Stock and exercise of the Alpha Warrants will be, validly issued, fully paid and nonassessable and not subject to any preemptive right.

            (e) 1,000 shares of Merger Sub Common Stock are issued and outstanding, all of which are owned by Lima. All outstanding shares of Merger Sub Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

            (f) Other than the agreement of Lima Holdings Corp. to vote for this Agreement and the Merger referred to elsewhere in this Agreement, to the best knowledge of Lima, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of shares of capital stock of Lima.

      4.9 Absence of Certain Changes or Events. Since March 31, 1997, the Lima Companies have conducted their business only in the ordinary course of business consistent with past practices and, since such date, there has not been any event (financial or otherwise, whether or not in the ordinary course of business), circumstance or condition (a) that would be reasonably likely to have a Material Adverse Effect; or (b) that would have required the consent of Alpha pursuant to Section 5.1 had such event occurred prior to the date of this Agreement (other than changes, including changes in commodity prices, generally affecting the oil and gas industry and changes arising from the announcement of the Merger).

      4.10 Compliance with Laws, Material Agreements and Permits. None of the Lima Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its certificate or articles of incorporation or by-laws, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any Lima Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Lima. Each of the Lima Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Lima Permits"), except for Lima Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Lima. Each of the Lima Companies is in compliance with the terms of its Lima Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Lima. No investigation or review by any Governmental Authority with respect to any of the Lima Companies is pending or, to the knowledge of Lima, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Lima. To the knowledge of Lima, no party to any Lima Material Agreement is in material breach of the terms, provisions and conditions of such Lima Material Agreement.

      4.11 Governmental Regulation. None of the Lima Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

      4.12 Litigation. There is no litigation, arbitration, investigation or other proceeding of any Governmental Authority pending or, to the knowledge of Lima, threatened against any of the Lima Companies or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Lima. Lima has no knowledge of any facts that are likely to give rise to any litigation, arbitration, investigation or other proceeding of any Governmental Authority which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Lima. No Lima Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders and any injunction, judgment, order, decree or ruling that, either individually or in the aggregate, would not have a Material Adverse Effect). There is no litigation, proceeding or investigation pending or, to the knowledge of Lima, threatened against or affecting any of the Lima Companies, including Merger Sub, that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Lima or Merger Sub in connection with the transactions contemplated hereby.

      4.13 No Restrictions. None of the Lima Companies is a party to (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital,
(b) any financial arrangement with respect to or creating any indebtedness for borrowed money or indebtedness classified as debt under GAAP to any Person (other than indebtedness reflected in the Lima Financial Statements or indebtedness for borrowed money or indebtedness classified as debt under GAAP incurred in the ordinary course of business), (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business and to wholly-owned subsidiaries), (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than guaranties undertaken in the ordinary course of business and other than the endorsement of negotiable instruments for collection in the ordinary course of business), or
(e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

      4.14 Taxes.

            (a) Each of the Lima Companies and any affiliated, combined or unitary group of which any such corporation is or was a member has (i) timely filed all material Tax Returns required to be filed by it with respect to any Taxes, and each such Tax Return was true, correct and complete in all material respects, (ii) timely paid all material Taxes that are due and payable (except for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP) for which any of the Lima Companies may be liable, and (iii) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

            (b) No audits or other administrative or court proceedings are presently pending with regard to any Taxes for which any of the Lima Companies would be liable. There are no pending requests for rulings from any taxing authority, no outstanding subpoenas or requests for information by any taxing authority with respect to any Taxes, no proposed reassessments by any taxing authority of any property owned or leased, and no agreements in effect to extend the time to file any material Tax Return or the period of limitations for the assessment or collection of any material Taxes for which any of the Lima Companies would be liable.

            (c) No Lima Company has entered into any compensatory agreements which would result in a nondeductible expense pursuant to Section 280G or 162(m) of the Code.

            (d) Except as set forth in the Lima SEC Documents, none of the Lima Companies is a party to, is bound by or has any obligation under any tax sharing or allocation agreement or similar agreement or arrangement.

      4.15 Employee Benefit Plans.

            (a) Section 4.15 to the Lima Disclosure Schedule includes a list of all material "employee benefit plans," as defined in Section 3(3) of ERISA, and all other material severance, termination, change in control, sick leave, vacation pay, salary continuation for disability, consulting, employment, compensation, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs, plans, arrangements or agreements maintained by any of the Lima Companies or to which any of the Lima Companies contributes or is obligated to contribute for the benefit of any current or former employee, consultant or director of any of the Lima Companies, or with respect to which any of the Lima Companies would incur material liability under Section 4069, 4212(c) or 4204 of ERISA (the "Lima Employee Benefit Plans").

            (b) There is no violation of ERISA with respect to the filing of applicable reports, documents and notices regarding any Lima Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Lima Employee Benefit Plans that is reasonably likely to have a Material Adverse Effect on the Lima Companies. With respect to the Lima Employee Benefit Plans, there exists no condition or set of circumstances in connection with the Lima Companies that could be expected to result in liability reasonably likely to have a Material Adverse Effect on the Lima Companies under ERISA, the Code or any applicable law. With respect to the Lima Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Lima Companies, which obligations are reasonably likely to have a Material Adverse Effect on the Lima Companies.

            (c) The Lima Employee Benefit Plans have been maintained in accordance with their terms and in accordance with all applicable federal and state laws, and none of the Lima Companies has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code, except where the violation of any such term or law or the occurrence of a prohibited transaction would not be reasonably likely to have a Material Adverse Effect on the Lima Companies.

            (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of any of the Lima Companies.

      4.16 Environmental Matters. Except for any event, circumstance or condition that would not have a Material Adverse Effect:

            (a) Each of the Lima Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws;

            (b) None of the Lima Companies has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the Lima Companies is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

            (c) None of the Lima Companies and no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Lima Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the Lima Companies;

            (d) None of the Lima Companies has any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by any of the Lima Companies, or (ii) the storage or disposal of any Hazardous Material;

            (e) None of the Lima Companies has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Lima Companies;

            (f) There are no sites, locations or operations at which any of the Lima Companies is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and

            (g) All underground storage tanks and solid waste disposal facilities owned or operated by the Lima Companies are used and operated in material compliance with Environmental Laws.

      4.17 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any person or entity, or incurred, directly or indirectly, any material liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.

      4.18 Brokers. Other than Salomon Brothers Inc., no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Lima or Merger Sub and for which Alpha, Lima or any of the Alpha Companies or Lima Companies, including Merger Sub, will have any obligation or liability. A copy of any agreement between Lima and Salomon Brothers Inc. relating to this Agreement or the Merger has been provided to Alpha.

      4.19 Opinion of Financial Advisor. The Board of Directors of Lima has received the opinion dated as of the date hereof of Salomon Brothers Inc. addressed to such Board (a copy of which has been provided to Alpha for information purposes only) that, as of such date, the consideration to be paid in the Merger is fair from a financial point of view to Lima.

      4.20 Certain Lima Gas Contracts. Lima has provided or made available to Alpha complete and accurate copies of each of the Lima gas contracts listed in
Section 4.20 of the Lima Disclosure Schedule as in effect on the date of this Agreement.

      4.21 Affiliate Transactions. Other than as disclosed in the Lima SEC Documents, there are no transactions between Lima and any of its Affiliates (other than directly or indirectly wholly- owned subsidiaries of Lima) pending or proposed, except such transactions as are in the ordinary course of business consistent with past practices and that would not be in violation of the restrictions upon transactions with Affiliates set forth in Section 5.1(i) below.

                                    ARTICLE V

                                    COVENANTS

      5.1 Conduct of Business Pending Closing. Prior to the Effective Time (i) Alpha agrees as to the Alpha Companies that (except as expressly contemplated or permitted by this Agreement, or to the extent that Lima shall otherwise consent in writing) and (ii) Lima agrees as to the Lima Companies that (except as expressly contemplated or permitted by this Agreement, or to the extent that Alpha shall otherwise consent in writing) (for purposes of this Section 5.1 Alpha and Lima each being a "Party"):

            (a) Ordinary Course. Each Party and its respective subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it.

            (b) Dividends; Changes in Stock. Except for transactions solely among a Party and its subsidiaries, a Party shall not and it shall not permit any of its respective subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or partnership interests, except in the case of Alpha, for the declaration and payment of regular cash dividends with respect to the Alpha Preferred Stock in accordance with its terms; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of such Party's capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan.

            (c) Issuance of Securities. A Party shall not and it shall not permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, other voting securities or convertible securities, other than: (i) in the case of Alpha, (x) the issuance of Alpha Common Stock upon the exercise of Alpha Warrants or Alpha Stock Options that are outstanding on the date hereof,
      (y) issuances by a wholly owned subsidiary of Alpha of such subsidiary's capital stock to its parent, and (z) the issuance of Alpha Common Stock upon the conversion of the Alpha Preferred Stock in accordance with its terms; and (ii) in the case of Lima (y) the issuance of Lima Common Stock upon the exercise of stock options granted under the Lima Stock Option Plan that are outstanding on the date hereof, and (z) issuances by a wholly owned subsidiary of Lima of such subsidiary's capital stock to its parent.

            (d) Governing Documents. Except as contemplated hereby or in connection herewith, no Party shall amend its certificate or articles of incorporation or bylaws.

            (e) No Acquisitions. A Party shall not, and it shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than (i) in the case of Alpha, any such acquisition or acquisitions having a purchase price not exceeding $1,000,000 in the aggregate; and (ii) in the case of Lima, any such acquisition or acquisitions having a purchase price not exceeding $3,000,000 in the aggregate.

            (f) No Dispositions. Other than: (i) as may be necessary or required by law to consummate the transactions contemplated hereby or (ii) sales, leases, encumbrances or other dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to a Party and its subsidiaries taken as a whole, a Party shall not, and it shall not permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets.

            (g) No Dissolution, Etc. Except as otherwise permitted or contemplated by this Agreement, neither Party shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of such Party or any of its subsidiaries, except that either Party may merge any of its subsidiaries into itself or another directly or indirectly wholly-owned subsidiary.

            (h) Accounting. Neither Party shall, nor shall either Party permit any of its subsidiaries to, make any changes in their accounting methods which would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP.

            (i) Affiliate Transactions. Neither Party shall, nor shall either Party permit any of its subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates other than with wholly owned subsidiaries of such Party, on terms less favorable to such Party or such subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

            (j) Certain Employee Matters. Except as otherwise required by law, a Party shall not and it shall not permit any of its subsidiaries to: (i) pay any bonuses to (whether in cash or property), or grant any increases in the compensation of, any of its directors, officers or employees, except increases in salary to employees who are not directors or officers made in the ordinary course of business and in accordance with past practice; (ii) pay or agree to pay any material pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Alpha Employee Benefit Plans or

      Lima Employee Benefit Plans as applicable, in each case as in effect on the date hereof to any such director, officer or employee, whether past or present; (iii) enter into any new, or amend any existing, material employment or severance or termination agreement with any director, officer or employee; (iv) grant any options or other awards under the Alpha Stock Compensation Plans or Lima Stock Option Plan, as applicable, or any other equity or incentive plan of Alpha or Lima; or (v) become obligated under any new Alpha Employee Benefit Plan, or any new Lima Employee Benefit Plan which was not in existence prior to the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

            (k) Indebtedness; Leases; Capital Expenditures. No Party shall, nor shall any Party permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money (except (x) to finance any transactions or capital or other expenditures permitted by this Agreement and regular borrowings under credit facilities made in the ordinary course of such Party's business, (y) refinancings of existing debt and (z) immaterial borrowings that, in each such case, permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such Party or any of its subsidiaries or guarantee any debt securities of others (other than directly or indirectly wholly-owned subsidiaries), (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of such Party or any of its subsidiaries in connection with any indebtedness thereof, or
      (iii) make or commit to make aggregate capital expenditures not described in the Alpha SEC Documents or Lima SEC Documents in excess, in the case of each of Alpha and Lima, of an amount equal to the sum of (A) capital expenditures budgeted by such Party for the fiscal year ending December 31, 1997 as set forth in the capital expenditure budgets delivered to the other Party, less any budgeted capital expenditures expended prior to the date of this Agreement, plus (B) capital expenditures (not otherwise included in budgeted capital expenditures) that may be incurred in connection with the acquisitions by Alpha and Lima, as applicable, permitted under Section 5.1(e). Each Party shall consult with the other in advance prior to actually committing to make budgeted capital expenditures relating to a single project or field not specifically identified in the budget in excess of $1,000,000 for Alpha or in excess of $3,000,000 for Lima.

            (l) Material Agreements. No Party shall, nor shall any Party permit any of its subsidiaries to, (i) enter into any new Alpha Material Agreement or Lima Material Agreement, as applicable, not contemplated by the budgeted capital expenditures described in Section 5.1(k) or (ii) amend, modify or alter any existing Alpha Material Agreement or Lima Material Agreement, as applicable, in a manner materially adverse to Alpha or Lima, as applicable.

            (m) Agreements. No Party shall, nor shall any Party permit any of its subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

      5.2 Access to Assets, Personnel and Information.

            (a) From the date hereof until the Effective Time, Alpha shall afford to Lima and the Lima Representatives, at Lima's sole risk and expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Alpha Companies and shall, upon request, furnish promptly to Lima (at Lima's expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Alpha Companies (or any of their respective assets) that is within the possession or control of Alpha.

            (b) From the date hereof until the Effective Time, Lima shall afford to Alpha and the Alpha Representatives, at Alpha's sole risk and expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Lima Companies and shall, upon request, furnish promptly to Alpha (at Alpha's expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Lima Companies (or any of their respective assets) that is within the possession or control of Lima.

            (c) From the date hereof until the Effective Time, Alpha will fully and accurately disclose, and will cause each of the other Alpha Companies to fully and accurately disclose, to Lima and the Lima Representatives all information that is (i) reasonably requested by Lima or any of the Lima Representatives, (ii) known to any of the Alpha Companies, and (iii) relevant in any material manner or degree to the value, ownership, use, operation, development or transferability of the assets of any of the Alpha Companies.

            (d) From the date hereof until the Effective Time, Lima will fully and accurately disclose to Alpha and the Alpha Representatives all information that is (i) reasonably requested by Alpha or any of the Alpha Representatives, (ii) known to any of the Lima Companies, and (iii) relevant in any manner or degree to the value, ownership, use, operation, development or transferability of the assets of any of the Lima Companies.

            (e) From the date hereof until the Effective Time, each of Lima and Alpha shall (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such party and the SEC after the date hereof relating to the Merger or the Registration Statement and each report, schedule, registration statement or other document filed by such party with the SEC after the date hereof relating to the Merger, and (ii) promptly advise the other of the substance of any oral communications between such party and the SEC relating to the Merger or the Registration Statement.

            (f) Alpha will (and will cause each of the other Alpha Companies and the Alpha Representatives to) fully cooperate in all reasonable respects with Lima and the Lima Representatives in connection with Lima's examinations, evaluations and investigations described in this Section 5.2, and Lima will (and will cause the Lima Representatives to) fully cooperate in all reasonable respects with Alpha and the Alpha Representatives in connection with Alpha's examinations, evaluations and investigations described in this Section 5.2.

            (g) Alpha agrees that it will not (and will cause the Alpha Representatives not to), and Lima agrees that it will not (and will cause the Lima Representatives not to), use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

            (h) Notwithstanding anything in this Section 5.2 to the contrary,
      (i) Alpha shall not be obligated under the terms of this Section 5.2 to disclose to Lima or the Lima Representatives, or grant Lima or the Lima Representatives access to, information that is within Alpha's possession or control but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Alpha, to the extent reasonably requested by Lima, will use its reasonable best efforts to obtain any such consent; and (ii) Lima shall not be obligated under the terms of this Section 5.2 to disclose to Alpha or the Alpha Representatives, or grant Alpha or the Alpha Representatives access to, information that is within Lima's possession or control but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Lima, to the extent reasonably requested by Alpha, will use its reasonable best efforts to obtain any such consent.

      5.3 No Solicitation by Alpha.

            (a) Immediately following the execution of this Agreement, Alpha will (and will use its reasonable best efforts to cause each of the Alpha Representatives to) terminate any and all existing activities, discussions and negotiations with third parties with respect to any possible transaction involving any proposal to acquire all or any part of the Alpha Common Stock, Alpha Preferred Stock or all or any material portion of the assets, business or equity interest of Alpha (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise.

            (b) Alpha will not (and will use its reasonable best efforts to cause the Alpha Representatives not to), directly or indirectly (i) solicit, initiate or knowingly encourage the submission of any offer or proposal to acquire all or more than fifteen (15) percent of the Alpha Common Stock, Alpha Preferred Stock or all or any material portion of the assets, business or equity interest of Alpha (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise (a "Competing Proposal"); (ii) engage in negotiations or discussions concerning or provide any non-public information to any Person relating to a Competing Proposal; or (iii) agree to, approve or recommend, or otherwise facilitate any effort or attempt to make or implement, any Competing Proposal, or withdraw its recommendation of the Merger, provided, however, that (i) Alpha's Board of Directors may take and disclose to the stockholders of Alpha a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to the Competing Proposal and (ii) following receipt from a third party (without any solicitation, initiation or encouragement, directly or indirectly, by Alpha or any Alpha Representatives) of a bona fide written Competing Proposal, (x) Alpha may engage in discussions or negotiations with such third party and may furnish such third party non-public information concerning it, and its business, properties and assets if such third party executes a confidentiality agreement in reasonably customary form and on terms, including so called "standstill" provisions, at least as restrictive as those contained in the Confidentiality Agreement and (y) the Board of Directors of Alpha may recommend such Competing Proposal or withdraw, modify or not make its recommendation referred to in Section 5.4, if and only to the extent that (1) Alpha's Board of Directors determines in good faith based on advice of Alpha's financial advisor that such Competing Proposal, if consummated, would result in a transaction more favorable to Alpha's stockholders from a financial point of view than the transaction contemplated by this Agreement (a "Superior Proposal") and that the Person making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction; and (2) Alpha's Board of Directors determines in good faith based on the advice of Alpha's outside counsel that such action is necessary in order for Alpha's Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law.

            (c) Alpha shall promptly notify Lima after receipt by Alpha or the Alpha Representatives of any Competing Proposal, any inquiries indicating that any person is considering making or wishes to make a Competing Proposal or any requests for nonpublic information.

            (d) Nothing in this Section 5.3 shall permit Alpha to terminate this Agreement except as specifically provided in Section 7.1.

      5.4 Alpha Stockholders Meeting. Alpha shall take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on this Agreement and the Merger. The Board of Directors of Alpha shall recommend approval of this Agreement and the Merger (unless Alpha's Board of Directors determines in good faith based on the advice of Alpha's outside counsel that such action is inconsistent with its fiduciary obligations under applicable law, subject, however, to the provisions of Article VII hereof) and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Alpha. Notwithstanding the above, however, the mailing of the Proxy Statement/Prospectus shall be subject to the condition that Alpha shall have received an opinion (reasonably acceptable in form and substance to Alpha) from Shearman & Sterling (or such other firm as is reasonably acceptable to Alpha) to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Lima, Alpha and Merger Sub will be a party to such reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by Lima, Alpha or Merger Sub as a result of the Merger, and (iv) no gain or loss, except with respect to the amount of Cash Consideration received (and cash received in lieu of fractional shares), will be recognized by a stockholder of Alpha as a result of the Merger with respect to the shares of Alpha Common Stock converted into shares of Lima Common Stock or the shares of Alpha Preferred Stock converted into shares of Lima Preferred Stock, and such opinion shall not have been withdrawn, revoked or modified. Such opinion may be based upon representations of the parties and shareholders of the parties.

      5.5 Lima Stockholders Meeting. Lima shall take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on this Agreement and the Merger. The Board of Directors of Lima shall recommend approval of this Agreement and the Merger and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Lima. Notwithstanding the above, however, the mailing of the Proxy Statement/ Prospectus shall be subject to the condition that Lima shall have received an opinion of the type described in Section 5.4 from counsel as is reasonably acceptable to Lima and such opinion shall not have been withdrawn, revoked or modified.

      5.6 Registration Statement and Proxy Statement/Prospectus.

            (a) Lima and Alpha shall cooperate and promptly prepare the Registration Statement, Lima and Alpha shall file the Proxy Statement/Prospectus as soon as practicable after the date hereof and Lima shall file the Registration Statement with the SEC as soon as practicable thereafter. Lima shall use its best efforts, and Alpha shall cooperate with Lima (including furnishing all information concerning Alpha and the holders of Alpha Common Stock as may be reasonably requested by Lima), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Lima shall use its best efforts, and Alpha shall cooperate with Lima, to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Lima Common Stock pursuant to the Merger.

            (b) Lima and Alpha will cause the Registration Statement (including the Proxy Statement/ Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

            (c) Alpha hereby covenants and agrees with Lima that (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective

      Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause
      (i) shall apply only to information contained in the Registration Statement that was supplied by Alpha specifically for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Alpha and Lima, at the time of the Alpha Meeting and the Lima Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall not apply to any information contained in the Proxy Statement/ Prospectus that was supplied by Lima specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Alpha, or with respect to other information supplied by Alpha specifically for inclusion in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, Alpha shall promptly notify Lima of such occurrence and shall cooperate with Lima in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to Alpha, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, such event shall be so described and such supplement shall be promptly prepared, filed and disseminated.

            (d) Lima hereby covenants and agrees with Alpha that (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall not apply to any information contained in the Registration Statement that was supplied by Alpha specifically for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Alpha and Lima, at the time of the Alpha Meeting and the Lima Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information contained in the Proxy Statement/ Prospectus that was supplied by Lima specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Lima, or with respect to other information included in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, such event shall be so described and such amendment shall be promptly prepared and filed. If, at any time prior to the Effective Time, any event with respect to Lima, or with respect to other information supplied by Lima specifically for inclusion in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, Lima shall promptly notify Alpha of such occurrence and shall cooperate with Alpha in the preparation, filing and dissemination of such supplement.

            (e) Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement thereto will be filed or disseminated to the stockholders of Alpha or Lima without the approval of both Lima and Alpha. Lima shall advise Alpha, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Lima Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

      5.7 Stock Exchange Listing. Lima shall cause the shares of Lima Common Stock to be issued in the Merger, the shares of Lima Common Stock issuable upon conversion of the Lima Preferred Stock to be issued in the Merger, the shares of Lima Common Stock issuable upon exercise of the Alpha Warrants assumed by Lima in connection with the Merger, and the Lima Preferred Stock and/or Lima Depositary Shares, as applicable, to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

      5.8 Additional Arrangements. Subject to the terms and conditions herein provided, each of Alpha and Lima shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under the HSR Act and any other applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of Alpha and Lima shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Alpha and Lima shall use its reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

      5.9 Agreements of Affiliates. At least 30 days prior to the Effective Time, Alpha shall cause to be prepared and delivered to Lima a list identifying all Persons who, at the time of the Alpha Meeting, may be deemed to be "affiliates" of Alpha as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. Alpha shall use its best efforts to cause each Person who is identified as an affiliate of Alpha in such list to execute and deliver to Lima, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit "5.9" (if such Person has not executed and delivered an agreement substantially to the same effect contemporaneously with the execution of this Agreement). Lima shall be entitled to place legends as specified in such agreements on the Lima Certificates representing any Lima Common Stock or Lima Preferred Stock (or Depositary Shares with respect thereto) to be issued to such Persons in the Merger.

      5.10 Public Announcements. Prior to the Closing, Alpha and Lima will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law or the rules of the NYSE; and provided further, that either Alpha or Lima may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party's previously issued press releases.

      5.11 Notification of Certain Matters. Alpha shall give prompt notice to Lima of (a) any representation or warranty contained in Article III being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article III to be untrue or inaccurate on the Closing Date, or (c) any failure of Alpha to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Lima shall give prompt notice to Alpha of (x) any representation or warranty contained in Article IV being untrue or inaccurate when made, (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article IV to be untrue or inaccurate on the Closing Date, or (z) any failure of Lima to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

      5.12 Payment of Expenses. Except as otherwise provided in Section 7.3, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except that
(a) the fee for filing the Registration Statement with the SEC shall be borne by Lima; (b) the costs and expenses associated with printing the Proxy Statement/Prospectus shall be borne equally by Lima and Alpha; and (c) the costs and expenses associated with mailing the Proxy Statement/Prospectus to the stockholders of (i) Alpha, and soliciting the votes of the stockholders of Alpha, shall be borne by Alpha, and (ii) Lima, and soliciting the votes of the stockholders of Lima, shall be borne by Lima.

      5.13 Indemnification.

            (a) For a period of six (6) years after the Effective Time, Lima and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of the Alpha Companies and each such person who served at the request of Alpha or any Alpha Company as a director, officer, trustee, partner, fiduciary, employee or agent of Alpha or of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise against all costs and expenses (including reasonable attorneys fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, agent or other person to whom this section applies, in each case occurring before the Effective Time, including the transactions contemplated by this Agreement; provided, however, that neither Lima nor the Surviving Corporation shall be liable for any amounts in connection with any settlement effected by any indemnified party without Lima's prior written consent (which consent shall not be unreasonably withheld). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, Lima or the Surviving Corporation shall pay the fees and expenses of counsel selected by any such indemnified party, which counsel shall be reasonably satisfactory to Lima and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless Lima or the Surviving Corporation shall elect to defend such action). If Lima or the Surviving Corporation shall elect to defend any such action, Lima and the Surviving Corporation shall have the right to control the investigation, defense and/or settlement of each such action or matter, at its cost and expense, including use of counsel of its choice reasonably satisfactory to the indemnified party; provided, however, that Lima and the Surviving Corporation will consult with the indemnified party and take the views of the indemnified party into consideration in effecting or rejecting any settlement; provided, further, that if both Lima or the Surviving Corporation and any indemnified party are parties to any litigation, such indemnified party shall be entitled to retain separate counsel if there are actual or potential conflicts of interest between such indemnified party and Lima or the Surviving Corporation, as the case may be; provided, further, that neither Lima nor the Surviving Corporation shall enter into any settlement of any action or matter, except for any action relating solely to money damages that includes a complete and unconditional release of such indemnified party, without the prior written consent of such indemnified party which consent shall not be unreasonably withheld. Lima and the Surviving Corporation and any indemnified party shall cooperate with each other in connection with the investigation and defense of any action or matter for which indemnification is provided under this Section 5.13(a).

            (b) From and after the Effective Time, Lima and the Surviving Corporation shall continue and guarantee the continuation of the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, and exculpation from liability existing in favor of the parties so indemnified in the Certificate of Incorporation and Bylaws of Alpha as in effect on the date of this Agreement with respect to matters occurring through the Effective Time for a period of six (6) years from the Effective Time.

            (c) In the event Lima or the Surviving Corporation or any of their respective successor or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each case proper provision shall be made so that the successors and assigns of Lima or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.13.

            (d) The obligations of Lima and the Surviving Corporation under this
      Section 5.13 shall not be terminated or modified in such manner as to adversely affect any indemnified party without the consent of the affected indemnified party (it being expressly agreed that each such indemnified party shall be a third party beneficiary of this Section 5.13).

      5.14 Alpha Employees.

            (a) As soon as reasonably practicable after the Effective Time, Lima shall provide employee benefit plans and arrangements to active employees of the Alpha Companies that are the same as, or substantially the equivalent of, the employee benefit plans and arrangements of the Lima Companies as in effect immediately prior to the Effective Time or as may be modified or terminated from time to time thereafter by Lima. Pending such action, Lima shall, or shall cause the Surviving Corporation to, maintain the effectiveness of the Alpha Benefit Plans. From and after the Effective Time, Lima shall also honor, and shall cause the Alpha Companies to honor, in accordance with their terms, all employment and severance agreements and arrangements which apply to employees of the Alpha Companies as disclosed in the Alpha Disclosure Schedule. Lima further agrees that the employees of the Alpha Companies shall be credited for their actual and credited service with the Alpha Companies for purposes of eligibility, vesting and benefit accrual (except in the case of a defined benefit pension plan) in the employee plans provided by Lima. Such employees' benefits under Lima's medical benefit plan shall not be subject to any exclusions for any pre-existing conditions, and credit shall be received for any deductibles or out-of-pocket amounts previously paid.

            (b) As soon as practicable after the Effective Time, the participants in the Alpha annual incentive and bonus plans for 1997 will be paid a pro-rata cash bonus through the Effective Time determined by the Board of Directors of Alpha, which bonuses shall not exceed in any event a total of $750,000.

      5.15 Board of Directors of Lima Following Effective Time. Lima and Alpha shall take such action as may be necessary or advisable (including seeking approval of such matters as may be necessary or advisable at the Lima Meeting and including a solicitation of proxies for such matters in the Proxy Statement/Prospectus) to ensure that, immediately after the Effective Time, the Board of Directors of Lima shall consist of not more than eleven individuals, including three individuals acceptable to Lima who shall be designated by Alpha, including Mark Andrews (who shall be appointed as Vice Chairman of the Board of Directors and shall serve on the Executive Committee of the Board of Directors of Lima), and to cause such persons (or such substitute nominees as may be designated by Mark Andrews and acceptable to Lima) to be nominated for reelection at the next annual meeting of the stockholders of Lima, each to serve until his or her respective successor shall be duly elected and shall qualify.

      5.16 Employee Agreements; Certain Payments.

            (a) Lima will enter into, and Alpha will use reasonable best efforts to cause each of the employees of Alpha listed in Section 5.16(a) of the Alpha Disclosure Schedule to enter into, agreements of employment or retention in the forms attached to the Alpha Disclosure Schedule (the "Alpha Employee Agreements").

            (b) At the Effective Time, Alpha shall make the payments in amounts no greater than set forth in Section 5.16(b) of the Alpha Disclosure Schedule to the employees listed therein and, as a condition to receipt of any such payment by any such employee, such employee must agree, in form satisfactory to Lima, to waive any rights to any severance payments for any termination of employment occurring within two years after the Effective Time, except as may be otherwise specifically provided in any of the Alpha Employee Agreements.

      5.17 Tax-Free Reorganization. Subject to the terms and conditions hereof, Alpha and Lima shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 5.4 and 5.5 to such effect.

      5.18 Alpha Rights Plan. Unless and until this Agreement is terminated in accordance with its terms, Alpha shall maintain the Alpha Rights Agreement in effect and shall not make any other amendments or modifications, except such amendments or modifications that are contemplated by Section 3.19 and such other amendments or modifications that (a) would not adversely affect this Agreement, the Merger or the transactions contemplated hereby and (b) would not (1) facilitate or permit the acquisition by any Person of 15% of the outstanding Alpha Common Stock without such Person becoming an "Acquiring Person" pursuant to the Alpha Rights Agreement or (2) otherwise modify or impair the operation of the Alpha Rights Plan in a manner that would diminish the anti-takeover effects thereof.

      5.19 Restructuring of Reorganization. If, as a result of any facts relating to Alpha, Lima or their respective shareholders, either of the opinions required by Section 5.4 or 5.5 are not obtained or if either of the conditions to closing in Section 6.2(d) or 6.3(c) are not either satisfied or waived by the party entitled to waive such condition, Alpha and Lima shall use their reasonable best efforts to restructure the transaction contemplated by this Agreement pursuant to which (a) Lima will cause there to be organized a newly created holding company corporation ("Newco") with a certificate of incorporation and bylaws substantially equivalent to those of Lima as of the date hereof; (b) the holders of Lima Common Stock will receive one share of common stock ("Newco Common Stock") of Newco in exchange for each share of Lima Common Stock as a result of a merger of a newly created subsidiary of Newco with and into Lima; and (c) another newly created subsidiary of Newco will be merged with and into Alpha and the terms of this Agreement shall apply to such merger except that Newco Common Stock and Newco Preferred Stock shall be issued to Alpha security holders in lieu of the Lima Common Stock and Lima Preferred Stock issuable hereunder and the Alpha Warrants shall be exercisable for shares of Newco Common Stock instead of Lima Common Stock. In such event, this Agreement shall be deemed to be appropriately modified to reflect such restructuring and the parties hereto shall use their reasonable best efforts to effect such restructured transaction. It shall be a condition to the obligations of Alpha and Lima to close the Merger as provided in Sections 6.3(c) and 6.2(d), respectively, that each party shall have received tax opinions in satisfactory form and substance to the effect that the restructured transaction will be treated for federal income tax purposes as a transaction to which Section 351 and/or Section 368(a) of the Code applies and will otherwise have the tax attributes and effects described in Section 5.4(iii) and (iv) as to Alpha, Lima and their respective stockholders.

                                   ARTICLE VI

                                   CONDITIONS

      6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

            (a) Stockholder Approval. This Agreement and the Merger shall have been duly and validly approved and adopted by the stockholders of Alpha and Lima, all as required by the DGCL, the NYSE and the charter and bylaws of Alpha and Lima.

            (b) Other Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Alpha, Lima and Merger Sub shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not result in a Material Adverse Effect on Lima (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

            (c) Securities Law Matters. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Lima Common Stock to be issued in the Merger shall have been received.

            (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 5.8 and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

            (e) NYSE Listing. The shares of Lima Common Stock and Lima Preferred Stock and/or Lima Depositary Shares, as applicable, described in Section
      5.7 shall have been authorized for listing on the NYSE, subject to official notice of issuance.

      6.2 Conditions to Obligations of Lima and Merger Sub. The obligations of Lima and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Lima and Merger Sub:

             (a) Representations and Warranties. The representations and warranties of Alpha set forth in Article III shall be true and correct in all material respects as of the Closing Date as though made on and as of that time other than any breach that would not, either individually or in the aggregate, have a Material Adverse Effect, and Lima shall have received a certificate signed by the chief executive officer of Alpha to such effect.

             (b) Performance of Covenants and Agreements by Alpha. Alpha shall have performed all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date other than any breach that would not, either individually or in the aggregate, have a Material Adverse Effect, and Lima shall have received a certificate signed by the chief executive officer of Alpha to such effect.

            (c) No Adverse Change. From the date of this Agreement through the Closing, except as disclosed in the Alpha Disclosure Schedule, there shall not have occurred any change in the condition (financial or otherwise), operations or business of any of the Alpha Companies that would have or would be reasonably likely to have a Material Adverse Effect on Alpha (other than changes, including changes in commodity prices, generally affecting the oil and gas industry or changes due to the announcement of the Merger).

            (d) Tax Opinion. The tax opinion described in Section 5.5 shall have been confirmed as of the Closing Date.

             (e) Dissenting Stockholders. The holders of no more than fifteen
      (15) percent of the outstanding Alpha Common Stock shall have exercised their right to dissent from the Merger under the DGCL.

      6.3 Conditions to Obligation of Alpha. The obligation of Alpha to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Alpha:

            (a) Representations and Warranties. The representations and warranties of Lima and Merger Sub set forth in Article IV shall be true and correct in all material respects as of the Closing Date as though made on and as of that time other than any breach that would not, either individually or in the aggregate, have a Material Adverse Effect, and Alpha shall have received a certificate signed by the chief executive officer of Lima to such effect.

            (b) Performance of Covenants and Agreements by Lima and Merger Sub. Lima and Merger Sub shall have performed all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date other than any breach that would not, either individually or in the aggregate, have a Material Adverse Effect, and Alpha shall have received a certificate signed by the chief executive officer of Lima to such effect.

            (c) Tax Opinion. The tax opinion described in Section 5.4 shall have been confirmed as of the Closing Date.

            (d) No Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations or business of the Lima Companies that would have or would be reasonably likely to have a Material Adverse Effect on Lima (other than changes, including changes in commodity prices, generally affecting the oil and gas industry or changes due to the announcement of the Merger).

            (e) Alpha Employee Agreements. Lima shall have entered into the Alpha Employee Agreements with those applicable employees of Alpha who have also agreed to enter into such respective Alpha Employee Agreements.

                                   ARTICLE VII

                                   TERMINATION

      7.1 Termination Rights. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Alpha and
Lima:

            (a) By mutual written consent of Lima and Alpha;

            (b) By either Alpha or Lima if (i) the Merger has not been consummated by November 15, 1997 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or
      (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party until such party has used all reasonable efforts to remove such injunction, order or decree).

            (c) By Lima, if there has been a breach of the representations, warranties or covenants made by Alpha in this Agreement which would cause the conditions in Section 6.2 not to be satisfied and such breach is not capable of being cured or if capable of being cured, shall not have been cured within ten (10) business days following receipt by Alpha of written notice of such breach from Lima.

            (d) By Alpha, if there has been a breach of the representations, warranties or covenants made by Lima in this Agreement which would cause the conditions in Section 6.3 not to be satisfied and such breach is not capable of being cured or if capable of being cured, shall not have been cured within ten (10) business days following receipt by Lima of written notice of such breach from Alpha.

            (e) By Alpha or Lima if this Agreement and the Merger shall not have been approved by the required vote of the Alpha stockholders at the Alpha Meeting or at any adjournment thereof.

            (f) By Alpha if (i) Alpha is prepared to enter into a binding definitive agreement to effect a Superior Proposal; and (ii) Alpha has given Lima at least three (3) business days' prior notice of its intention to terminate this Agreement pursuant to this Section 7.1(f), during which period Lima shall have the opportunity to propose amendments or modifications to the terms of the Merger.

            (g) By Lima if (i) the board of directors of Alpha shall have withdrawn or modified its recommendation or otherwise failed to recommend adoption of this Agreement and the Merger or shall have resolved or publicly announced or disclosed to any third party its intention to do so;
      (ii) an Alternative Transaction involving Alpha shall have taken place or the Board of Directors of Alpha shall have recommended such an Alternative Transaction to the stockholders of Alpha or shall have resolved or publicly announced its intention to recommend or engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for thirty percent (30%) or more of the outstanding shares of Alpha Common Stock shall be commenced or a registration statement with respect thereto shall have been filed (other than by Lima or an affiliate thereof), and the Board of Directors of Alpha shall have (A) recommended (or shall have resolved or publicly announced its intention to recommend) that the stockholders of Alpha tender their shares in such tender or exchange offer or (B) resolved or publicly announced its intention to take no position with respect to such tender or exchange offer.

            (h) By Alpha if the banks parties to the Pledge Agreements dated as of December 23, 1994 and December 27, 1996 among S. A. Louis Dreyfus, et Cie and the banks named therein shall not have consented to the voting of the shares of Lima Common Stock pledged pursuant thereto in favor of the transactions contemplated hereby on or prior to the twentieth business day after the date hereof; provided, however, that the period for obtaining the consent of the banks shall be extended an additional five (5) business days, and Alpha shall not have the right to terminate this Agreement pursuant to Section 7.1(h) prior to such time, if Lima and Louis Dreyfus Natural Gas Holdings Corp. shall have used, and shall be continuing to use, their reasonable best efforts in good faith to obtain any required consents or waivers of such banks.

      7.2 Effect of Termination. If this Agreement is terminated by either Alpha or Lima pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers, or stockholders, except pursuant to the provisions of Sections 5.2 (but only to the extent of the confidentiality and indemnification provisions contained therein), 5.6(c), 5.6(d), 5.10, 5.12 and 7.3, Article VIII and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.

      7.3 Termination Fees and Expenses.

            (a) If this Agreement is terminated (i) by Lima pursuant to Sections 7.1(e) or 7.1(g) or (ii) by Alpha pursuant to Sections 7.1(e) or 7.1(f), then Alpha shall promptly, but in no event later than one business day after termination of this Agreement, pay to Lima a termination fee in cash ("Initial Termination Fee") equal to $3,000,000; provided, however, the Initial Termination Fee shall not be payable for a termination pursuant to
      Section 7.1(e) or Section 7.1(g)(i), if, in either case, both (A) the Lima Ratio is less than 85% of the Index Ratio and (B) no Competing Proposal has been made which has not been rejected by Alpha prior to the date of the Alpha Meeting in the case of a termination pursuant to Section 7.1(e) or, in the case of a termination pursuant to Section 7.1(g)(i) prior to the action of the board of Alpha referred to therein. In addition, if the Initial Termination Fee is payable and if, within 12 months after payment of the Initial Termination Fee, an Alternative Transaction involving Alpha is consummated or Alpha enters into a definitive agreement with respect to an Alternative Transaction, Alpha shall pay to Lima an additional fee (the "Additional Termination Fee") of $5,000,000 in cash, at or prior to consummation of such Alternative Transaction, or within one business day following the effective date of such definitive agreement, whichever is earlier.

            (b) For purposes of this Section 7.3, the following terms shall have the meanings indicated:

                  (i) "Alternative Transaction" means (A) a transaction or
            series of transactions to which any person or group (as such term is defined under the Exchange Act) other than Lima or any Affiliate thereof (a "Third Party") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable or convertible into shares) representing more than fifteen percent (15%) of the outstanding shares of Alpha's Common Stock, pursuant to a tender offer or exchange offer or otherwise,
            (B) a merger, consolidation, share exchange or other business combination involving Alpha or any of its material subsidiaries, if, upon consummation of such merger, consolidation, share exchange or other business combination such Third Party owns or would own more than 15% of the outstanding equity securities of Alpha or any of its material subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation, or (C) any other transaction or series of transactions pursuant to which any control of assets of Alpha or any of its material subsidiaries (including for this purpose, outstanding equity securities of subsidiaries of Alpha) having a fair market value equal to more than 25% of the fair market value of all of the consolidated assets of Alpha immediately prior to such transaction or series of transactions.

                  (ii) "Average Closing Price" means the average of the daily last sale prices of Lima Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days on which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                  (iii) "Average Index Price" means the average of the Index
            Prices for the ten consecutive full NYSE trading days ending at the close of trading on the Determination Date.

                  (iv) "Determination Date" means (A) for purposes of a
            termination pursuant to Section 7.1(e), the last business day before the date of the Alpha Meeting at which the vote of the stockholders of Alpha is taken with respect to this Agreement and the Merger; or
            (B) for purposes of a termination pursuant to Section 7.1(g)(i), the last business day before the date of any action of the board of directors of Alpha referred to in such Section 7.1(g)(i).

                  (v) "Index Group" means the group of each of the twelve oil and gas companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that the common stock of any such company ceases to be publicly traded or such an announcement is made, such company will be removed from the Index Group, and the weights (which have been determined based on their relative market capitalization) redistributed proportionately for purposes of determining the Index Price. The twelve oil and gas companies and the weights attributed them are as follows:

            Oil and Gas Company                             Weighting
            -------------------                             ---------

            Barrett Resources                                 14.70
            Cabot Oil and Gas                                  5.42
            Comstock Resources                                 2.97
            Cross Timbers Oil and Gas                          6.00
            Devon Energy                                      15.31
            HS Resources                                       2.81
            Lomak Petroleum                                    4.97
            Nuevo Energy                                      10.09
            Seagull Energy                                    15.42
            Snyder Oil and Gas                                 7.12
            Swift Energy                                       4.54
            Vintage Petroleum                                 10.65
                                                              -----
                  Total                                       100%

                  (vi) "Index Price" on a given date means the weighted average
            (weighted in accordance with the factors listed above) of the closing prices on such date of the companies composing the Index Group.

                  (vii) "Index Ratio" means the number obtained by dividing the
            Average Index Price by the Index Price on the Starting Date.

                  (viii) "Lima Ratio" means the number obtained by dividing the
            Average Closing Price by the Starting Price.

                  (ix) "Starting Date" means the last full day on which the NYSE was open for trading prior to the execution of this Agreement.

                  (x) "Starting Price" shall mean the last sale price per share of Lima Common Stock on the Starting Date, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source.)

            (c) In no event shall Alpha be required to pay any termination fee to Lima if, immediately prior to the applicable termination of this Agreement, Lima was in breach of its material obligations under this Agreement.

            (d) If Alpha fails to promptly pay any fee or expense due hereunder, Alpha shall pay the costs and expenses (including reasonable documented legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the prime rate as quoted in the Wall Street Journal, Southwest Edition as in effect from time to time from the date such fee was required to be paid to the date of payment.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for covenants and agreements which, by their terms, are to be performed after the Effective Time.

      8.2 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement and the Merger by the stockholders of Alpha or Lima; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

      8.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

            (a) If to Lima or Merger Sub: Louis Dreyfus Natural Gas Corp., 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134-2600,
      Attention: Mark E. Monroe, President and CEO (facsimile transmission number (405) 749-6659), with a copy (which shall not constitute notice) to Crowe & Dunlevy, A Professional Corporation, 1800 Mid-America Tower, Oklahoma City, Oklahoma 73102, Attention: Michael M. Stewart (facsimile transmission number (405) 272-5238).

            (b) If to Alpha: American Exploration Company, 1331 Lamar Street, Suite 900, Houston, Texas 77010-3088, Attention: Mark Andrews, Chairman and CEO (facsimile transmission number (713) 659-5620), with a copy (which shall not constitute notice) to

      Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022,
      Attention: Peter D. Lyons (facsimile transmission number (212) 848-7179).

      8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the parties in connection with this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Article II or Section 5.13, 5.14 or 5.16, is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns and does not confer on any other person any rights or remedies hereunder.

      8.6 Applicable Law. This Agreement shall be governed and construed in accordance with by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the OGCA is required to govern the Merger.

      8.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VII. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 5.8 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

      8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly-formed direct or indirect wholly-owned corporate subsidiary of Lima. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      8.9 Waivers. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

      8.10 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement until terminated according to its terms, and is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes. Any and all information received by Lima or Alpha pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

"ALPHA"                                   "LIMA"

AMERICAN EXPLORATION COMPANY              LOUIS DREYFUS NATURAL GAS CORP.


By:                                       By:
   ---------------------------------         ---------------------------------
Name:                                     Name:
Title:                                    Title:

                                          "MERGER SUB"

                                          LDNG ACQUISITION, INC.


                                          By:_________________________________
                                          Name:
                                          Title:


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